Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Increased Profits for 4th Quarter and Calendar Year 2015

LOS ANGELES, CA — (BUSINESS WIRE) — February 24, 2016 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”, and collectively with the Company, “Broadway”), today reported net income of $5.6 million, or $0.19 per diluted share, for the fourth quarter of 2015, compared to net income of $716 thousand, or $0.03 per diluted share for the fourth quarter of 2014.

For the year ended December 31, 2015, the Company reported net income of $9.1 million, or $0.31 per diluted share, compared to $2.5 million, or $0.11 per diluted share for the year ended December 31, 2014.

The results for the fourth quarter and calendar year 2015 include an income tax benefit of $4.6 million, which resulted from a partial reversal of the valuation allowance on the deferred tax assets based on an analysis of the increased potential for utilization of those assets.  As of December 31, 2015, Broadway had a remaining valuation allowance of $2.5 million on its deferred tax assets.

Highlights for 2015 included:

•                  The Office of the Comptroller of the Currency (“OCC”) terminated the Bank’s Consent Order on November 23, 2015 and the Federal Reserve Bank terminated the Company’s Order to Cease and Desist on February 5, 2016.  These actions officially recognize Broadway’s status as a safe and sound financial institution;

•                  Loan originations grew 17.7% reaching $112.5 million in 2015 compared to $95.6 million in 2014.  During 2015, the Bank also underwrote and purchased $99.7 million of single family loans, bringing total originations and purchases for the year to $212.2 million;

•                  Due to continued improvement in the Bank’s asset quality,

•                  Total loan delinquencies declined 44% to $1.4 million, or 0.36% of total assets, at the end of 2015, from $2.5 million, or 0.72% of total assets at the end of 2014;

•                  Total non-accrual loans decreased 53% to $4.2 million at the end of 2015, from $8.9 million at the end of 2014.  Non-accrual loans at the end of 2015 included $3.2 million of loans for which the borrowers were current in their payments, but the loans were classified as non-accruals for reasons other than payment history;

•                  The Bank held only one property in real estate owned as of December 31, 2015, which was sold before the end of January 2016.

•                  The Bank recaptured $3.7 million in loan loss provisions during 2015 after recapturing $2.9 million in 2014;

•                  Total deposits increased $54.7 million, or 25.1%, during 2015, the proceeds from which were used to partially fund the single family loan purchase of $99.7 million; and

•                  Gain on sale of loans totaled $1.8 million in 2015, compared to $19 thousand in 2014.  The Bank sold $164.1 million of multi-family loans during 2015 compared to $3.3 million during 2014.  Since late 2014, the primary regulatory restriction impacting the Bank’s operations has been a limitation regarding its loan concentration in multi-family lending.  The Bank is now below that limitation.

Key items that affected results for the fourth quarter of 2015 included the following:

•                  Loan loss provision recaptures totaled $2.0 million, compared to $400 thousand for the fourth quarter of 2014.  The loan loss provision recapture during the fourth quarter of 2015 was primarily due to a decline in the Bank’s historical loss factors and continued improvement in the quality of its assets;

•                  Gain on sale of loans totaled $499 thousand, compared to $19 thousand for the fourth quarter of 2014;

•                  Other non-interest income included $148 thousand of income from legal settlements; and

•                  Compensation expense increased $1.0 million, primarily due to an accrual of $1.2 million for a contribution to Broadway’s ESOP.

Chief Executive Officer, Wayne Bradshaw commented, “I am very pleased to announce that Broadway has accomplished its goals for 2015.  We increased profits, re-established the Bank and its parent as safe and sound institutions, and clearly demonstrated that Broadway is a leading lender for multi-family residential properties in Southern California, particularly properties within our core market of low-to-moderate income communities.  Looking forward, we are committed to building stockholder value by remaining focused on profitability and expanding our position as a leading lender for multi-family residential properties in Southern California.”

Net Interest Income

For the fourth quarter of 2015, net interest income (before loan loss provision recapture) decreased by $839 thousand or 26% from the fourth quarter of 2014 primarily due to the sale of $80.4 million in multi-family loans late in the third quarter to comply with prescribed loan concentration guidelines applicable to the Bank.  To mitigate the impact on interest income from this sale and to achieve diversity in the loan portfolio, the Bank underwrote and purchased $99.7 million in single family loans during the fourth quarter of 2015; however, this purchase was not completed until the end of November.  As a result, the average balance of loans receivable decreased by $27.6 million for the fourth quarter of 2015 compared to the fourth quarter of last year, which reduced interest income by $351 thousand compared to the fourth quarter of last year.  Also, the weighted average yield on loans decreased by 63 basis points during the fourth quarter of 2015 compared to the comparable period in 2014, which reduced interest income by $444 thousand.  The average yield decreased because: (1) the average yield on the purchased single family loans was 111 basis points lower than the average yield earned on the multi-family loans that were sold and (2) the interest rates applicable to loan repayments were higher than those on loans that were originated in 2015.

For the year ended December 31, 2015, net interest income (before loan loss provision recapture) totaled $11.3 million, down $570 thousand, or 5%, from $11.9 million of net interest income before loan loss provision recapture for 2014.  The decrease was primarily attributable to the impact of loan sales of $138.7 million made during the first three quarters of 2015, which were made to comply with prescribed loan concentration guidelines applicable to the Bank, and, to a lesser extent, loan repayments on loans with higher rates than the yield on new loans originated or purchased during the year.

Loan Loss Provision Recapture

The Company recorded a loan loss provision recapture of $2.0 million for the fourth quarter of 2015, compared to $400 thousand for the same period in 2014.  For calendar year 2015, the Company recorded a loan loss provision recapture of $3.7 million compared to $2.9 million for calendar year 2014.  The loan loss provision recaptures during the fourth quarter and calendar year 2015 were primarily due to continued improvement in the Bank’s loan loss experience, as well as improvement in the overall quality of its loan portfolio as a result of reductions in problem loans and reductions in higher risk loan categories, such as church loans and commercial real estate loans.

Non-interest Income

Non-interest income for the fourth quarter of 2015 totaled $856 thousand, compared to $513 thousand for the fourth quarter of 2014.  Non-interest income during the fourth quarter of 2015 reflected a gain on sale of loans of $499 thousand, which represented an increase of $480 thousand over the corresponding period in 2014, as well as a settlement of a legal matter involving a customer which produced income of $148 thousand.  During the fourth quarter of 2014, the Company recognized a gain on restructuring of debt of $365 thousand when it paid off its senior debt in October 2014.

Non-interest income for the year ended December 31, 2015 totaled $2.9 million, compared to $1.1 million for the year ended December 31, 2014.  The $1.8 million increase in non-interest income during 2015 was primarily due to gains on sale of loans of $1.8 million.  Also, in 2015 the Company received $155 thousand more from a CDFI grant than in 2014, and had $167 thousand in legal settlements.  In 2014, non-interest income included the gain on restructuring of debt of $365 thousand.

Non-interest Expense

Non-interest expense for the fourth quarter of 2015 totaled $4.2 million, compared to $3.4 million for the fourth quarter of 2014.  The increase of $768 thousand in non-interest expense during the fourth quarter of 2015 was primarily due to an increase of $1.0 million in compensation and benefits expense, primarily due to a special accrual of $1.2 million for a contribution to the Company’s ESOP.  The Board declared an additional contribution to the ESOP because it was not able to distribute equity incentives to management and employees while the Consent Order was in effect.  The Board felt that it was important to reward employees for their performance over the last three years and to create long term equity incentives for future performance.  The increase in compensation and benefits expense was partially offset by a decrease of $97 thousand in professional services expense, a decrease of $58 thousand in REO expense, a decrease of $50 thousand in FDIC assessments, despite an increase in deposits, and a decrease of $33 thousand in corporate insurance expense.  Most of these decreases reflect the improvement in the credit quality of Broadway’s assets and profitability during 2015, as well as the modification of the Company’s subordinated debentures and sale of common stock completed in October 2014.

Non-interest expense for the year ended December 31, 2015 totaled $13.4 million, compared to $13.3 million for the year ended December 31, 2014.  The increase of $67 thousand in non-interest expense during 2015 was primarily due to an increase of $1.2 million in compensation and benefits expense, primarily reflecting the accrual for the ESOP contribution.  The increase in compensation and benefits expense was mostly offset by decreases in all other expense categories, primarily resulting from the improvement in the credit quality of the Bank’s loan portfolio and increased profitability in 2015, as well as the improvement to Broadway’s capital structure in late 2014.

Income Taxes

The Company recorded an income tax benefit of $4.6 million for the fourth quarter and the year ended December 31, 2015, compared to an income tax expense of $0 and $3 thousand for the fourth quarter and year ended December 31, 2014.  The tax benefit for the year 2015 reflected the reversal of a portion of the valuation allowance on deferred tax assets based on an analysis of the increased potential for utilization of the net operating losses included in the deferred tax assets.  A portion of the net operating loss carryforwards were used to offset current taxable income in 2015.  The tax expense for the year 2014 included the statutory minimum taxes paid to the state of California, and the use of net operating loss carryforwards to offset current taxable income in 2014.  As of December 31, 2015 the Company had a remaining valuation allowance on its deferred tax assets of $2.5 million.

Balance Sheet Summary

Total assets increased by $52.0 million to $402.9 million at December 31, 2015 from $350.9 million at December 31, 2014.  The growth in assets during 2015, which was funded by deposit growth, was primarily invested in loans held for investment, which increased $27.5 million, and in cash and cash equivalents, which increased $47.0 million.  These increases were partially offset by a decrease of $19.5 million in loans held for sale and a decrease of $2.9 million in securities available-for-sale.  Deposits increased by $54.7 million during 2015, primarily due to deposits from one customer relationship.

Loan originations for the year ended December 31, 2015 totaled $112.5 million, of which $57.3 million, or 51%, were allocated to the held-for-sale portfolio, and the balance was allocated to held-for-investment.  Loan purchases during 2015 totaled $99.7 million, all of which were for investment.  In contrast, loans originated for the year ended December 31, 2014 totaled $95.6 million, all of which were for investment.  The Bank did not purchase any loans during 2014.  Loan repayments during 2015 totaled $41.7 million, compared to $42.9 million during 2014.  Loan sales for 2015 totaled $164.1 million, compared to $3.3 million for 2014.

Deposits increased to $272.6 million at December 31, 2015 from $217.9 million at December 31, 2014, primarily reflecting an increase of $46.2 million in certificates of deposit and an increase of $8.5 million in core deposits, primarily from one deposit relationship.  FHLB advances decreased to $72.0 million at December 31, 2015 from $86.0 million at December 31, 2014, as the Bank repaid $14.0 million of higher cost FHLB advances with proceeds from the loan sales.

Stockholders’ equity was $46.2 million, or 11.46% of the Company’s total assets, at December 31, 2015, compared to $37.3 million, or 10.62% of the Company’s total assets, at December 31, 2014.  The Company’s book value was $1.59 per share as of December 31, 2015, compared to $1.28 per share as of December 31, 2014.

At December 31, 2015, the Bank’s Total Capital ratio was 20.71% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 11.56%, compared to a Total Capital ratio of 17.69% and a Leverage ratio of 11.34% at December 31, 2014.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and 10-K/A and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	December 31, 2015	December 31, 2014
Selected Financial Condition Data and Ratios:
Total assets	$402,912	$350,863
Gross loans receivable	308,999	285,108
Allowance for loan losses	(4,828)	(8,465)
Loans receivable held for sale	—	19,481
Cash and cash equivalents	67,839	20,790
Securities available for sale, at fair value	14,140	17,075
Deposits	272,614	217,867
FHLB advances	72,000	86,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	46,163	37,258

Book value per share	$1.59	$1.28
Equity to total assets	11.46%	10.62%

Asset Quality Ratios:
Non-performing loans to total loans (including loans receivable held for sale)	1.37%	2.91%
Non-performing assets to total assets	1.14%	3.12%
Allowance for loan losses to total gross loans	1.56%	2.97%
Allowance for loan losses to total delinquent loans	334.12%	336.98%
Allowance for loan losses to non-performing loans	114.22%	95.52%

Non-Performing Assets:
Non-accrual loans	$4,227	$8,862
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	360	2,082
Total non-performing assets	$4,587	$10,944

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015		2014		2015	2014
Selected Operating Data and Ratios:
Interest income	$3,409		$4,183		$15,155	$15,729
Interest expense	1,016		951		3,864	3,868
Net interest income before loan loss provision recapture	2,393		3,232		11,291	11,861
Loan loss provision recapture	2,000		400		3,700	2,932
Net interest income after loan loss provision recapture	4,393		3,632		14,991	14,793
Non-interest income	856		513		2,908	1,073
Non-interest expense	(4,197)		(3,429)		(13,401)	(13,334)
Income before income taxes	1,052		716		4,498	2,532
Income tax expense (benefit)	(4,590)		—		(4,574)	3
Net income	$5,642		$716		$9,072	$2,529

Earnings per common share — basic and diluted	$0.19		$0.03		$0.31	$0.11

Loan originations (1)	$112,293	(2)	$28,324		$212,184 (2)	$95,551

Net charge-offs (recoveries) to average loans	(0.16	)%(3)	0.28	%(3)	(0.02)%	(0.46)%
Return on average assets	5.61	%(3)	0.83	%(3)	2.45%	0.75%
Return on average equity	53.92	%(3)	8.25	%(3)	22.90%	8.75%
Net interest margin	2.42	%(3)	3.82	%(3)	3.11%	3.62%

(1)  Does not include net deferred origination costs, purchase premiums and discounts.

(2)  Includes loans held for sale originations of $0 and $57.3 million for the three and twelve months ended December 31, 2015, respectively.  Also includes loan purchase of $99.7 million for the three and twelve months ended December 31, 2015.

(3)  Annualized